UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Earliest Event Reported: August 31, 2006

X-RITE, INCORPORATED

Michigan	000-14800	38-1737300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 44th Street S.W.

Grandville, Michigan 49418

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (616) 534-7664

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The disclosure set forth in Item 2.03 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 31, 2006, X-Rite, Incorporated (the “Company”) entered into four floating to fixed interest rate swap transactions (the “Swap Transactions”) with Goldman Sachs Capital Markets, L.P., a Delaware limited partnership (“Goldman Sachs”), under which the Company effectively fixed the interest rate on $153 million of its floating rate debt under its (i) Amended and Restated First Lien Credit and Guaranty Agreement, dated as of June 30, 2006 (as supplemented or amended, the “First Lien Facility”), and (ii) Amended and Restated Second Lien Credit and Guaranty Agreement, dated as of June 30, 2006 (as supplemented or amended, the “Second Lien Facility”). Borrowings under the First Lien Facility are scheduled to mature in 2012 and presently bear interest at three month LIBOR plus 2.25%. Under the Swap Transactions, the Company effectively fixed the interest rate on borrowings under the First Lien Facility for the expected life of these obligations. Borrowings under the Second Lien Facility are scheduled to mature in 2013 and presently bear interest at three month LIBOR plus 5.00%. Under the Swap Transactions, the Company effectively fixed the interest rate on borrowings under the under the Second Lien Facility for the expected life of these obligations.

In the Swap Transactions, the Company agreed to pay Goldman Sachs amounts equal to the interest that would accrue on (i) a notional principal amount equal to $24.9 million at a fixed interest rate equal to 5.436% until June 5, 2007, (ii) a notional principal amount equal to $32.5 million at a fixed interest rate equal to 5.26% until June 5, 2008, (iii) a notional principal amount equal to $42.5 million at a fixed interest rate equal to 5.188% until June 5, 2009 and (iv) a notional principal amount equal to $53.1 million at a fixed interest rate equal to 5.188% until June 5, 2010. In exchange, Goldman Sachs agreed to pay the Company amounts equal to the interest that would accrue on each of the foregoing notional principal amounts at an interest rate equal to three month LIBOR. The Swap Transactions are structured to terminate sequentially on June 5 of each year beginning on June 5, 2007 and ending on June 5, 2010; this sequential termination is intended to approximate currently expected principal repayments under the First Lien Facility and Second Lien Facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized officer.

X-RITE, INCORPORATED

Dated: September 7, 2006	By:	/s/ Mary E. Chowning
Mary E. Chowning
Chief Financial Officer